SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2004

NBC Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Mississippi	1-15773	64-0694775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

NBC Plaza

301 East Main Street

Starkville, MS 39759

(Address of Principal Executive Offices and Zip Code)

(662) 343-1341

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Material Terms:

On December 3, 2004, NBC Capital Corp., a corporation organized and existing under the laws of the State of Mississippi (the “Company”), adopted a Deferred Compensation Plan (the “Plan”), attached hereto as Exhibit 10.1, for the benefit of key management officers and employees of the Company and its Affiliates (“Participants”), which are more fully defined in the attached Plan. The Compensation Committee of the Board of the Company (the “Committee”) will select the eligible Participants and administer and manage all matters related thereto.

Under the Plan, eligible Participants may elect to defer their compensation or bonuses in accordance with the Plan. Generally, the purpose of the Plan is to allow the Participants to contribute their earnings into the Plan for receipt at a later time or upon retirement. Under the Plan, the Committee may establish a trust and may invest any accounts maintained under the Plan and in accordance therewith. The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of the Participants, within the meaning of the Employee Retirement income Security Act of 1974 (“ERISA”). As such, the Plan is not intended to constitute an employee benefit plan under ERISA. For a more detailed explanation of the Plan please see the attached copy of the Plan.

Item 9.01. Financial Statements and Exhibits

The following item is filed as an exhibit to this report:

10.1	NBC Capital Corporation 2005 Deferred Compensation Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBC CAPITAL CORPORATION
(Registrant)

Date: December 7, 2004	/s/ Richard T. Haston
Richard T. Haston
Executive Vice President; Chief Financial Officer; Treasurer

Index to Exhibits

Exhibit No.	Description
10.1	NBC Capital Corporation 2005 Deferred Compensation Plan